Toni Perazzo
Chief Financial Officer
(650) 340-1888FOR IMMEDIATE RELEASE

AEROCENTURY CORP. REPORTS FIRST QUARTER 2008 RESULTS

(BURLINGAME, CA), May 12, 2008 — AeroCentury Corp. (ASE:ACY), an independent aircraft leasing company, today reported its operating results for the first quarter ended March 31, 2008.

For the quarter ended March 31, 2008, the Company reported total revenues of $7.8 million compared with revenues of $5.1 million for the same period a year ago.

The Company reported net income of $296,000 or $0.19 per basic share and $0.18 per diluted share for the first quarter of 2008, compared to net income of $1,024,000, or $0.66 per basic and diluted share for the first quarter of 2007.

Operating lease revenue was approximately $1,611,000 higher in the first quarter 2008 versus the same period in 2007, primarily because of increased operating lease revenue from aircraft purchased during 2007 and re-leases during 2007 at increased rental rates for several of the Company’s aircraft. The aggregate effect of these increases was partially offset by a decrease in revenue related to aircraft that were off lease for all or part of the first quarter in 2008.

Maintenance reserves income represents non-refundable reserves which are earned based on lessee aircraft usage.  As a result of aircraft acquisitions during 2007, maintenance reserves income was approximately $922,000 higher in the first quarter 2008 than in the same period a year ago.

Total expenses were approximately $3,801,000 higher in the first quarter 2008 versus the same period a year ago primarily due to higher maintenance expense.  The Company’s maintenance expense is dependent on the aggregate amount of non-refundable maintenance claims submitted by lessees for reimbursement and expenses incurred in connection with off-lease aircraft.  As a result of higher total lessee claims, the Company incurred approximately $2,156,000 more in maintenance expense in the first quarter 2008 than in the same period a year ago.  Depreciation and management fee expenses were also higher in the first quarter of 2008 as a result of aircraft purchases during 2007, and interest expense was higher primarily as a result of the change in fair value of the Company’s interest swap entered into in December 2007 and an increase in the Company’s average outstanding debt balance during the first quarter of 2008 compared to the same period in 2007.

AeroCentury is an aircraft operating lessor and finance company specializing in leasing regional aircraft and engines utilizing triple net leases. The Company’s aircraft and engines are on lease to regional airlines and commercial users worldwide.

(See tables following.)

AeroCentury Corp.
Selected Financial Information
(Unaudited)
(000’s)

	For the Three Months Ended March 31,
	2008	2007
		(as restated)
Revenues and other income:

Operating lease revenue	$5,894	$4,283
Maintenance reserves income	1,750	828
Other	179	7

	7,823	5,118
Expenses:

Interest	2,129	1,222
Depreciation	1,707	1,235
Management fees	883	683
Maintenance costs	2,381	225
Professional fees and general and administrative	279	156
Other taxes	(80)	12
Insurance	78	27
Bad debt expense	-	16

	7,377	3,576

Income before income taxes	446	1,542

Income tax provision	150	518

Net income	$296	$1,024

Earnings per share:
Basic	$0.19	$0.66
Diluted	$0.18	$0.66
Shares used in per share computations:
Basic	1,543,257	1,543,257
Diluted	1,624,017	1,543,257

Summary Balance Sheet:

	March 31,	December 31,	March 31,
	2008	2007	2007
			(as restated)
Total assets	$127,645	$126,653	$96,267
Total liabilities	$95,210	$94,513	$68,431
Shareholders’ equity	$32,435	$32,140	$27,836

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